Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 13, 2018, with respect to the financial statements of Calyxt, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission and incorporated by reference in Registration Statement on Form S-1 (No. 333-224945) and related Prospectus of Calyxt, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

May 17, 2018